Exhibit 99.2
March 21, 2007
Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attention: Mervyn McCulloch
                  Chief Financial Officer
Re:  Side Letter Regarding Credit Agreement
Dear Mervyn:
          Reference is hereby made to that certain Credit Agreement dated as of May 28, 2004, by and between Motorcar Parts of America, Inc., a New York corporation (“Borrower”), and Union Bank of California, N.A., a national banking association (“Bank”), as amended by (i) that certain First Amendment dated as of November 8, 2005, (ii) that certain Second Amendment dated as of April 5, 2006, (iii) that certain Third Amendment dated as of April 10, 2006, (iv) that certain Fourth Amendment dated as of August 8, 2006, (v) that certain Fifth Amendment dated as of November 10, 2006 and (vi) that certain Sixth Amendment dated as of March 21, 2007 (as so amended, the “Agreement”), pursuant to which Bank agreed to make (x) a Revolving Credit Commitment available to Borrower, providing for Revolving Loans by Bank to Borrower in the aggregate outstanding principal amount not to exceed Thirty-Five Million Dollars ($35,000,000) at any one time, (y) a Letter of Credit Sublimit of the Revolving Credit Commitment available to Borrower in the amount of Seven Million Dollars ($7,000,000) and (z) a Nonrevolving Credit Commitment available to Borrower, providing for Nonrevolving Loans by Bank to Borrower in the aggregate principal amount not to exceed Five Million Dollars ($5,000,000), all as more specifically provided for in the Agreement. Initially capitalized terms used in this side letter which are not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
          Pursuant to Section 6.4(g) of the Agreement, Borrower agreed to furnish or cause to be furnished to Bank, in addition to the Financial Statements, certificates, reports and plans provided for elsewhere in Section 6.4 of the Agreement, such other financial statements and information concerning Borrower or any of its Subsidiaries as Bank may reasonably request from time to time. Therefore, in accordance with Section 6.4(g) of the Agreement, Bank hereby requests that Borrower furnish or cause to be furnished the following financial statements and information concerning Borrower and its Subsidiaries to Bank:
     (a) Monthly Financial Statements. Within thirty (30) days after the close of each fiscal month of Borrower and its Subsidiaries, commencing with the fiscal month ending

Motorcar Parts of America, Inc.
March 21, 2007

March 31, 2007, a copy of the unaudited consolidated Financial Statement of Borrower and its Subsidiaries as of the close of such fiscal month, prepared by Borrower in accordance with GAAP (except that such unaudited consolidated Financial Statements need not include footnotes and other informational disclosures);
     (b) Monthly Accounts Receivable and Accounts Payable Agings; Monthly Inventory Report. Within thirty (30) days after the close of each fiscal month of Borrower and its Subsidiaries, commencing with the fiscal month ending March 31, 2007, copies of the accounts receivable agings and accounts payable agings of Borrower and its Subsidiaries for such fiscal month, in form required by Bank, and a report, by location, of the inventory of Borrower and its Subsidiaries; and
     (c) Books And Records; Appraisals. Upon reasonable advance notice and at Borrower’s expense, permit Bank or its employees or agents to inspect the assets and properties of Borrower and its Subsidiaries, to examine or audit the books, accounts and records of Borrower and its Subsidiaries, and to make copies and memoranda thereof; and upon reasonable advance notice and at Borrower’s expense, permit Bank or its employees or agents to conduct on-site appraisals of the inventory of Borrower and its Subsidiaries.
     The failure of Borrower to comply with any of the foregoing financial reporting covenants shall constitute an Event of Default under the Agreement, and entitle Bank to exercise any and all of its rights and remedies under Section 8.2 thereof.
     If Borrower is in agreement with the foregoing, please sign and date the enclosed counterpart of this side letter and return same to the undersigned as soon as possible. This side letter may be executed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement. This side letter shall be governed by and construed in accordance with the laws of the State of California.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.

/s/ Robert W. Tietjen Robert W. Tietjen
Vice President

Motorcar Parts of America, Inc.
March 21, 2007

Acknowledged and Agreed
this 21st day of March, 2007:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/	Selwyn H. Joffe

Selwyn H. Joffe
Chairman, President and
Chief Executive Officer